As filed with the Securities and Exchange Commission on March 29, 2017

Registration No. 333-208112

Registration No. 333-198815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3 Registration No. 333-208112

Form S-3 Registration No. 333-198815

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	11-3024080
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Lincoln Center

5420 LBJ Freeway, Suite 600

Dallas, Texas, 75240

(214) 393-9688

(Address, including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

James A. Watt

Chief Executive Officer

Warren Resources, Inc.

Two Lincoln Center

5420 LBJ Freeway, Suite 600

Dallas, Texas, 75240

(214) 393-9688

(Name and address of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Warren Resources, Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments to each of the following Registration Statements (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration No. 333-208112 on Form S-3, pertaining to the resale of up to 4,000,000 shares of the Registrant’s common stock by the selling stockholders named therein, which was filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2015.

(2)	Registration No. 333-198815 on Form S-3, as amended by Pre-Effective Amendment No. 1 thereto, which was filed with the SEC on October 3, 2014 and Pre-Effective Amendment No. 2 thereto, which was filed with the SEC on November 12, 2014, pertaining to the resale of up to 6,666,667 shares of the Registrant’s common stock by the selling stockholder named therein, which was filed with the SEC on September 18, 2014.

On June 2, 2016 the Registrant and certain of its wholly owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). On September 14, 2016, the Court entered an order confirming the Plan of Reorganization of Warren Resources, Inc. and Its Affiliated Debtors, under which, on October 5, 2016, all shares of the Registrant’s common stock and preferred stock, as well as all unexercised incentive stock options, non-qualified stock options, stock appreciation rights, or other unexercised options, warrants or rights to acquire or receive an equity interest in the Registrant were cancelled and terminated. Accordingly, all offerings of the Registrant’s securities, including those pursuant to the Registration Statements, have also been terminated.

In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized on March 29, 2017.

WARREN RESOURCES, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	Chief Executive Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.